Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of November 25, 2024, between ENVESTNET, INC. a Delaware corporation, as issuer (the “Company”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company, the Guarantor and the Trustee are parties to that certain Indenture, dated as of August 20, 2020 (the “Indenture”), pursuant to which the Company issued its 0.75% Convertible Notes due 2025 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of July 11, 2024, by and among the Company, BCPE Pequod Buyer, Inc. (“Parent”), a Delaware corporation, and BCPE Pequod Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions contained in the Merger Agreement, upon the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.005 per share, of the Company (the “Common Shares”) that is issued and outstanding as of immediately prior to the Effective Time (other than any Common Shares (i) owned by Parent (or any of its affiliates), Merger Sub or the Company or any direct or indirect wholly owned subsidiaries of Parent (or any of its affiliates), Merger Sub or the Company, (ii) that are Rollover Shares (as defined in the Merger Agreement), (iii) held in treasury of the Company, and (iv) as to which appraisal rights have been properly exercised in accordance with Delaware law), will be automatically cancelled, extinguished and converted into the right to receive $63.15 in cash per one Common Share (the “Merger Consideration”);

WHEREAS, the merger of Merger Sub with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”), has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Merger Consideration is to be paid to each holder of Common Shares without interest thereon and less any applicable withholding taxes;

WHEREAS, pursuant to Section 14.11(a) of the Indenture, the Merger constitutes a Share Exchange Event with respect to the Notes, and the Indenture provides the Company shall execute with the Trustee a supplemental indenture providing that, at and after the Effective Time, the right to convert the Notes into shares of Common Stock shall be changed into a right to convert the Notes into the kind and amount of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event;

WHEREAS, the Merger constitutes a Fundamental Change and a Make-Whole Fundamental Change with respect to the Notes under the Indenture;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 14.11(a) of the Indenture, each unit of Reference Property consists of $63.15 in cash;

WHEREAS, pursuant to Section 14.02(a) of the Indenture, since the consideration paid to holders of the Common Stock in the Merger is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the payment and delivery obligations upon the conversion of a Note are to be calculated based solely on the Stock Price for such Make-Whole Fundamental Change and for each $1,000 principal amount of Notes converted, are to be deemed to be an amount of cash equal to the product of (i) the Conversion Rate in effect on the applicable Conversion Date (as increased by any number of Additional Shares required by Section 14.02 of the Indenture) multiplied by (ii) such Stock Price;

WHEREAS, pursuant to Section 14.11(a) of the Indenture, if the holders of Common Stock receive only cash in any Share Exchange Event, then for all conversions that occur after the effective date of such Share Exchange Event the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the relevant Conversion Date (as may be increased by any Additional Shares), multiplied by the price paid per share of Common Stock in such Share Exchange Event;

WHEREAS, pursuant to Sections 10.01(a) and 10.01(g) of the Indenture, the Company may from time to time and at any time enter into a supplemental indenture to cure any ambiguity or correct any omission, defect or inconsistency contained in the Indenture without consent of the Holders;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE I
TERMS

Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE II
AMENDMENTS

Section 2.01 Conversion Right. Pursuant to Section 14.11(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes into shares of Common Stock at the then applicable Conversion Rate shall be changed into a right to convert such principal amount of Notes solely into a number of units of Reference Property in an aggregate amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares), multiplied by $63.15, the price paid per share of Common Stock in the Merger, which in the case of a conversion after the Effective Time will be cash equal to $591.602 per $1,000 principal amount of Notes based on a Conversion Rate equal to (i) 9.3682 shares of Common Stock per $1,000 principal amount of Notes plus (ii) no Additional Shares. Accordingly, any reference in respect of the Holders’ conversion rights to a single share of Common Stock in the Indenture shall be deemed a reference to a right to receive an amount equal to $591.602, and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02. Last Reported Sale Price of the Common Stock. With respect to any date from and after the Effective Time, the Last Reported Sale Price shall be $63.15 on that date, notwithstanding anything to the contrary in the Indenture.

ARTICLE III
ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.01 Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.01 Governing Law; Waiver of Jury Trial; Jurisdiction. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE COMPANY, THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 4.02 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.03 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic transmission (including in PDF format or any electronic signature covered by the U.S. federal ESIGN Act of 2000 or other applicable law) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic transmission (including in PDF format or any electronic signature covered by the U.S. federal ESIGN Act of 2000 or other applicable law) shall be deemed to be their original signatures for all purposes.

Section 4.04 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 4.05 The Trustee. The Trustee makes no representation or warranty as to and shall not be responsible or liable in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, powers, immunities, indemnities, limitations of liability and benefits afforded to the Trustee (in each of its capacities) under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.06 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 4.07 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

ENVESTNET, INC., as Issuer

By:	/s/ Joshua Warren
	Name:	Joshua Warren
	Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Garcia
	Name:	Linda Garcia
	Title:	Vice President

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